LEASE INDENTURE
               This Lease is made effective as of the 1st day of March, 2004 and is by and between HOWARD J. DOANE, JR., TRUSTEE OF HD REALTY TRUST - 1993, under Declaration of Trust dated January 14, 1994 and recorded with the Essex South District Registry of Deeds in Book 12245, Page 562, with a mailing address of Two Industrial Way, Amesbury, Massachusetts 01913 (hereinafter referred to as the "Landlord" which expression shall mean and include his successors and assigns wherever the context permits), and TITAN PCB EAST, INC., a Delaware corporation with a mailing address of 1855 Norman Avenue, Santa Clara, California 95054 (hereinafter referred to as the "Tenant" which expression shall include its successors and assigns wherever the context permits).

W I T N E S S E T H:
SECTION ONE
DEMISED PREMISES
                    1.1          Description. Landlord hereby leases to Tenant the land owned by Landlord at One and Two Industrial Way, Amesbury, Massachusetts, being the land described on Exhibit A attached hereto and made a part hereof, together with all buildings and improvements thereon (said land and all such buildings and improvements, whether presently existing or hereafter constructed hereinafter collectively referred to as the "demised premises").

                    1.2          Rights and Encumbrances. The demised premises are leased to Tenant together with all rights and appurtenances to the demised premises including the parking areas, driveways and walkways serving the demised premises, and are subject to all rights, mortgages, easements, restrictions, covenants and other matters of record, and all laws, regulations, rules, orders ordinances and the like imposed by any governmental authority or legal subdivision having jurisdiction over the demised premises or Tenant's activities thereon.

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                    1.3          Possession. Tenant has inspected the demised premises and all of the fixtures and equipment therein, and accepts the demised premises and all such furnishings, fixtures and equipment in the same "AS IS" condition as they presently are in. Landlord shall have no obligation to prepare, construct, renovate or repair any portion of the demised premises for Tenant's occupancy, or otherwise bear any cost with respect thereto.

SECTION TWO
COVENANT OF QUIET ENJOYMENT
                    2.1          Quiet Enjoyment. Landlord covenants that Tenant on paying the rent and performing and observing Tenant's obligations in this Lease, shall peacefully and quietly have, hold and enjoy the demised premises free of lawful claims made by, through or under Landlord, subject to all the terms and provisions hereof, and subject to mortgages, rights, easements, restrictions, covenants and other matters of record.

SECTION THREE
TERM
                    3.1          Term. Tenant shall have and hold the demised premises for a term of five (5) years (unless sooner terminated as herein provided) commencing on the date of this Lease and terminating on the last day of February 2009.

SECTION FOUR
SUBORDINATION
                    4.1          Subordination. This Lease, and the rights of Tenant hereunder, are subject and subordinate to any mortgage now or hereafter placed upon the demised premises or any part thereof by Landlord (a "Mortgage"). Unless the holder of any such Mortgage (a "Mortgagee") elects to the contrary, such subordination shall be automatic, without the execution of any further subordination agreement by Tenant. At the request of Landlord, Tenant shall join in a subordination agreement requested by any Mortgagee, which shall provide for the subordination of this Lease, in whole or in part, to the Mortgage in question, or vice versa, in accordance with the request of such Mortgagee. If any Mortgagee shall succeed to the interest of Landlord, Tenant will pay to Mortgagee all rents subsequently payable under this Lease, and, at Mortgagee's elections, Tenant shall attorn to such successor Mortgagee and shall ipso facto be and become bound directly to such Mortgagee as landlord to perform and observe all of the Tenant's obligations under this Lease without the necessity of the execution of any further instrument.

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SECTION FIVE
RENT
                    5.1          Minimum Monthly Rent. Tenant covenants to pay by check in lawful currency of the United States a minimum monthly rent during the term of this Lease on the first day of each month as set forth on EXHIBIT B attached hereto and hereby made a part hereof.

                                   Tenant's obligation to make monthly payments of minimum rent shall commence to accrue as of March 1, 2004. Landlord acknowledges that Tenant has paid the first month's rent due on March 1, 2004. Notwithstanding any provision of this Lease to the contrary, Tenant, at Tenant's sole option, may make payments of minimum monthly rent directly to the holder or holders of a mortgage on the demised premises. Landlord agrees upon the request of Tenant to provide Tenant with all information necessary to make payments to any mortgagees.

                    5.2          Additional Rent. As set forth on EXHIBIT B, attached hereto and hereby made a part hereof, Tenant further covenants to pay, as additional rent, the sum of $7,500/month towards all real estate taxes, assessments, water and sewer charges, and other amounts required under any provision of this Lease, and, in the event of failure by Tenant to pay any of the same, Landlord shall have all the rights and remedies provided for in this Lease and by law in the case of nonpayment of rent.

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5.3 Payment of Rent. Tenant covenants that during the term hereof and for such further time as Tenant or any other person or persons claiming by or under Tenant shall hold the demised premises or any part thereof, Tenant will pay the minimum monthly rent and the additional rent to Landlord at its address as specified in Section Thirteen without demand at the times specified herein, and without offset or deduction of any kind.

                    5.4          Net Lease. It is intended and agreed that the minimum rent shall be absolutely net to Landlord and shall be paid without any abatement, deduction, or setoff. Except as otherwise specifically set forth herein, Tenant agrees to pay as additional rent, and shall save Landlord harmless from and against all costs, real estate taxes, insurance premiums, water and sewer and all other utility charges, maintenance and repair costs, and expenses and obligations of every kind and nature whatsoever relating to the demised premises or Tenant's use thereof, which may arise or become due after the commencement date of this Lease and until the end of the term. It is intended and agreed that Tenant shall be responsible for all costs associated with the use of the demised premises, including any and all costs of compliance with requirements of governmental authorities, as well as any insurance rating bureau, whether or not such compliance is required by reason of acts or omissions of Tenant, and whether such compliance relates to the land, buildings and improvements, or conditions above or below ground. For recovery of additional rent referred to in Section 5.2 and this section 5.4, Landlord shall have the remedies provided in this Lease for nonpayment of minimum rent. Landlord and Tenant agree that Tenant is not responsible for the payment of any amount of Taxes or utility charges on account of any period prior to the effective date of this Lease.

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SECTION SIX
MAINTENANCE AND REPAIRS
                    6.1          Tenant's Repairs. Tenant shall, at its sole cost and expense, (i) make all necessary repairs to the demised premises and each and every part thereof, including, but not limited to, the roof (including both structural members and covering), walls and floor slab, so as to keep the demised premises in the same condition in which they are now or may hereafter be put, reasonable wear and use, damage by fire or other casualty only accepted, (ii) maintain, repair and renew as necessary all mechanical and utility systems on the demised premises so as to keep them in good and safe operating condition in all respects, and (iii) keep the sidewalks and parking areas in good repair and condition and reasonably free from trash, snow, ice and other objectionable matter. All repairs made by Tenant shall be equal or better in quality and class to the original work.

                    6.2          Compliance with Laws. Tenant shall at all times comply with all applicable building, zoning and land use, health, sanitary and safety laws, rules, regulations, by-laws and other governmental requirements, orders, rules or regulations and Environmental Laws, as hereinbelow defined, as may be applicable to the demised premises, or the occupancy thereof  from time to time. As used herein, the term "Environmental Laws," shall include, but not limited to, the Comprehensive Environmental Response Compensation and Liability Act of 1990, as amended, 42 U.S.C. Section 9601 et. seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 1801 et. seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq.; Massachusetts General Laws, Chapter

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21E, as amended; the Massachusetts Contingency Plan, as amended, 310 CMR 40.0000 et. seq.; and all other related environmental laws, regulations, rulings, administrative interpretations and common law requirements. The term "hazardous material " shall include all hazardous materials (as that term is defined by M.G.L. c.21E, Section 2), hazardous substances (as that term is defined by 42 U.S.C. Section 9601 et seq.), oil (as defined by the foregoing statutes), and any other chemical, contaminant, substance, material or waste regulated under any Environmental  Laws. The term "release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, flushing or in any other respect disposing into the surface, subsurface, groundwater or environment (including without limitation, the  abandonment or discarding of barrels, containers and other closed receptacles containing any hazardous material), on or about the demised premises.

                    6.3          Use of Substances. Tenant represents and warrants and agrees that Tenant will not cause or permit any hazardous materials to be stored, generated or disposed of in the demised premises except for hazardous materials used in the ordinary course of Tenant's business in such manner that it does not constitute a release or threat of release, or otherwise establish responsibility under, liability under of violation of any Environmental Laws. To the extent that Tenant uses any hazardous materials, Tenant represents and warrants that Tenant has provided Landlord with an inventory of all hazardous materials used or to be used in the Tenant's normal operations at the demised premises, a copy of which is attached hereto as EXHIBIT C and incorporated herein by reference, and that Tenant will update said inventory as and when new materials are introduced or previously inventoried materials are no longer stored. Tenant further represents and warrants to the Landlord that in the Commonwealth of Massachusetts, to the best of Tenant's knowledge, (i) has not been subject to any regulatory action with respect to a violation of any Environmental Laws or

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otherwise with respect to any release or threat of release, (ii) has not received any "notice of responsibility" or the like from any governmental agency, (iii) has not previously caused or been a person responsible for a release or threat of release of hazardous materials, (iv) has not been a defendant in any lawsuit, administrative proceeding, arbitration, mediation or other proceeding in which it has been alleged that tenant has liability under any Environmental Laws or otherwise for a release or a threat of release of hazardous material, and (vi) has not at any time violated any Environmental Law in its operations.

                    6.4          Release; Reporting; Remediation. Tenant shall not release or otherwise cause any hazardous materials to be the subject of a release or threat of release to the soils, groundwater, subsurface, surface or otherwise at the demised premises. In the event of a release or threat of release at the demised premises, Tenant shall immediately report such release to Landlord and to the applicable governmental authority as required by the applicable Environmental Laws, and shall promptly provide Landlord with all reports, data, sampling results and information concerning any such release. Tenant shall further immediately take any and all steps to remedy any such release; to in all other respects comply with all Environmental Laws; and to restore the Premises to its conditions existing prior to such release.

                    6.5          Inspection. Upon reasonable notice to Tenant, except in the case of an emergency, Tenant hereby grants Landlord and its employees, agents, consultants and independent contractors the right to enter upon the Premises for the purpose of conducting tests, soil borings and selection of monitoring wells, and any other tests and/or inspection which Landlord deems necessary or desirable. At any time during the term of this Lease, Landlord may for reasonable cause, require Tenant to provide Landlord, at the expense of Tenant, an inspection or audit of the Premises, prepared by a qualified consultant approved by Landlord, certifying as to the presence or absence of hazardous materials, or to permit Landlord to so inspect or audit the Premises at Tenant's expense

                    6.6          Indemnification Against Release. Tenant hereby agrees to indemnify Landlord from and against all loss, liability, damage and expense, including attorneys' fees, suffered or incurred by Landlord by reason of any Release or violation of any Federal, state or local law, order, rule or regulation with respect to use, storage or disposal of Hazardous Material on the demised premises.

                    6.7          Tenant's Alterations. Tenant, at its expense and in a good and workmanlike manner, (i) may make improvements, additions or alterations to or upon the demised premises, provided that prior written approval has been granted by Landlord, and (ii) shall make all improvements, additions, and alterations to or upon the demised premises required by any public authority or insurance rating bureau. All such improvements, alterations or additions shall be performed by contractors approved in advance by Landlord in writing, which contractors shall provide evidence of liability insurance, including completed operations coverage, plus builders, risk insurance in amounts not less than specified in this Lease. Tenant shall pay all contractors amounts for work performed as and when due and shall not permit the recording or filing of any notice of contract or similar item signifying a lien for labor or materials in respect of such work. Tenant shall immediately discharge any such lien by payment or provision of a bond, in form and substance reasonably satisfactory to Landlord and Mortgagee. Tenant shall obtain all licenses and permits required for the performance of any such work, as well as such documentation signifying completion thereof to the satisfaction of the local governmental authorities. Such permits shall be displayed in a conspicuous place on the demised premises during performance of any such work.

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6.8 Title to Improvements. All improvements, additions and alterations made or installed by or on behalf of Tenant, except as provided in Subsection 12.1 hereof, shall upon the expiration or earlier termination of this Lease become the property of Landlord without payment therefor by Landlord. All machinery, equipment, trade fixtures, movable partitions, furniture and furnishings installed at the expense of Tenant shall remain the property of Tenant, but Tenant shall at its own cost and expense repair any and all damage to the demised premises caused by the installation or removal thereof.

6.9 Survival of Obligations. Tenant's obligation to observe or perform the covenants and agreements in this Section Six shall survive the expiration or other termination of this Lease. SECTION SEVEN
TAXES, ASSESSMENTS AND UTILITY CHARGES
                    7 .1          Obligations of Tenant -Taxes. Tenant shall pay as additional rent all Taxes imposed with respect to the demised premises or any portion thereof, Tenant's interest therein, and/or property of Tenant located thereon or therein, which are attributable to any period beginning with the date of commencement of this Lease and until the end of the term as the same may be extended from time to time.

As used herein the term Taxes shall mean: All taxes, assessments, rates, charges, betterments, excises, levies, license and permit fees, and all other governmental charges, or impositions, general and special, ordinary and extraordinary, unforeseen and foreseen, of any kind and nature whatsoever which at any time may be assessed, levied, confirmed, imposed upon, become due and payable out of or in respect of, or becoming a lien on the demised premises, or any part thereof or any appurtenance thereto, or upon any lease, rent, use or occupation of the demised premises, or any part thereof or any facilities associated therewith, and such franchises as may be appurtenant to the use thereof; excluding, however, general federal and state income, death, gift or transfer taxes of Landlord. Should any such Taxes be determined with respect to rents or Tenant's use and/or occupancy, Tenant shall be responsible for the entire amount of such Tax which is determined with respect to rents or Tenant's use and/ or occupancy.

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7.2 Payment by Tenant. Tenant agrees to pay all Taxes to Landlord within twenty (20) days of receipt of Landlord's demand therefor accompanied by a copy of the bill.
                     7.3          Tenant's Right to Contest Taxes. Tenant shall have the right, upon prior written notice to Landlord and at Tenant's sole cost and expense, to contest the amount or validity, in whole or in part, of any Taxes, or to seek a reduction in the valuation of the demised premises as assessed for real estate or personal property tax purposes by appropriate proceedings diligently conducted in good faith so long as neither the demised premises nor any part thereof would be in danger of being forfeited or lost.

                    7.4          Landlord's Right to Contest Taxes. Landlord shall have the right to contest by appropriate proceedings the amount or validity, in whole or in part, of any Taxes, or to seek a reduction in the assessed valuation for tax purposes of the demised premises, if, within thirty (30) days after notice by Landlord (or, if sooner, five (5) business days prior to the last date on which such proceedings may be commenced of right), Tenant fails to commence such a proceeding. Landlord shall also have the right, if Tenant fails diligently to prosecute any such proceeding, to intervene in and prosecute any proceeding commenced by Tenant, to contest the amount or validity of any Taxes in whole or in part or to seek a reduction of such assessed valuation or valuations.

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                    7.5          Obligations of Tenant -Utilities and Other Charges. Tenant shall pay as additional rent all water and sewer charges, general and special assessments, and other governmental charges together with interest and penalties, if any, which may be payable in respect of the demised premises, and to pay promptly as they become due all charges for any gas, electricity, telephone, fuel oil, water and sewer or other utility service, commodity or facility (collectively called "Utility Charges") supplied to the demised premises during the term of this Lease.

                    7.6          Apportionment. Upon termination of the term or any further period during which the Tenant or any person claiming under the Tenant shall hold the demised premises or any part thereof, Tenant shall pay all such Taxes and Utility Charges, prorated to such termination, as shall have been assessed or incurred, but remain unpaid, whether or not then due.

SECTION EIGHT
ASSIGNMENT OR SUBLETTING, ETC.
                    8.1          Approval Required. Tenant may not assign this Lease or sublet the whole or any part of the demised premises, or permit the same to be occupied or used by any person without first obtaining the written consent of Landlord and Mortgagee in each case. A transfer of a controlling interest in Tenant shall be deemed an assignment for purposes of this section. In the case of an assignment or subletting of the demised premises, Tenant shall pay to the Landlord, as additional rent, all consideration, payments or rent received by Tenant over and above the minimum monthly rent paid hereunder. No consent once given shall be deemed to constitute consent to any further assignment or sublet, as the case may, or to waive the requirement that consent be obtained in each such further instance.

                                   Approval Not Required. Landlord may, upon a sale of the demised premises, assign all of its rights and obligations to the buyer without approval of the Tenant and Tenant agrees to attorn to the new Landlord.

SECTION NINE
INSURANCE
                    9.1          Tenant's Insurance. Tenant shall maintain the following insurance at the Tenant's expense throughout the term of this Lease and during such further time as Tenant or any person claiming under it shall hold the demised premises or any part thereof:

                                   (a) Commercial general liability insurance with a contractual liability exclusion rider insuring Landlord and Tenant and any Mortgagee against claims for bodily injury or death occurring on or about the demised premises, such insurance to afford protection to a limit of not less than Two Million Dollars ($2,000,000.00), or such greater amount as may be required by the holder of any mortgage which includes the demised premises;

                                   (b) Property damage insurance insuring Landlord, Tenant and any Mortgagee as loss payee against claims for damage or injury to property occurring on or about the demised premises, such insurance to afford protection to a limit of not less than Five Hundred Thousand Dollars ($500,000.00) with respect to damage to the property of anyone owner.

                                   (c) Property insurance with special form (formerly designated all-risk) coverage in an amount sufficient to cover the full replacement cost of all buildings, structures, improvements, additions and alterations, now or at any time hereafter on the demised premises;

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(d) Workers ' compensation policies in amounts and coverages required by the laws and regulations of the Commonwealth of Massachusetts; and
                                   (e) Such other insurance and in such amounts as from time to time may reasonably be required by Landlord against other insurable hazards which at the time are commonly insured against in the case of premises similarly situated and used, or which are required by any Mortgagee.

                    9.2           Insurance Provisions. All insurance provided for in Section 9.1 shall be effected with or through responsible insurers authorized to write such insurance in Massachusetts, shall name Landlord and Mortgagee as additional insured and loss payees, as applicable, and shall provide that such insurance shall not be canceled or modified without at least thirty (30) days' prior written notice to any Mortgagee and each insured named therein. Such insurance may be maintained under a "blanket policy," so-called, insuring other property of Tenant. The limits and types of insurance required hereunder may be increased, modified or added to from time to time by Landlord effective after thirty (30) days prior notice to the Tenant so that they are, (i) in the reasonable opinion of Landlord comparable to the limits and types customarily carried by the responsible tenants similarly situated and conducting comparable businesses, and/or (ii) in conformity with the requirements of any Mortgagee.

                    9.3          Evidence of Insurance. Upon the commencement of this Lease and thereafter not less than twenty (20) days prior to the expiration dates of the expiring policies, Tenant shall deliver to Landlord and any Mortgagee certificates or binders evidencing the insurance coverages provided for in Section 9.1 and renewals thereof.

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                     9.4          Property at Tenant's Risk. In addition to and not in limitation of the foregoing, Tenant covenants and agrees that all vehicles, equipment, supplies, merchandise, furniture, fixtures and property of every kind, nature and description, whether or not owned by Tenant, which may be in or about the demised premises, or on the sidewalks, areaways, walls, or approaches adjacent thereto, during the term hereof, shall be there at the sole risk and hazard of Tenant, and that if the whole or any part thereof shall be damaged, destroyed, stolen, or removed for any cause or reason whatsoever, whether or not due to negligence of Landlord, no part of said damage or loss shall be charged to, or borne by, Landlord. Tenant shall keep its personal property and trade fixtures fully insured against loss or damage by fire and other casualties, under policies which, shall name Landlord as an insured as its interest may appear, and provide for waiver of any rights of subrogation against Landlord.

SECTION TEN
INDEMNIFICATION
                    10.1          Indemnification. (a) Tenant shall indemnify, defend, protect, and save Landlord harmless from and against, and shall reimburse Landlord for all liabilities, obligations, damages, fines, penalties, claims, demands, costs, charges, judgments and expenses, including, but not limited to, reasonable fees of engineers, architects, and attorneys, which may be imposed upon or incurred or paid or asserted against Landlord or Landlord's interest in the demised premises by reason of or in connection with (i) any condition or occurrence on or about the demised premises, which is discovered or happens during the term of this Lease and such additional time as Tenant (or anyone claiming by, through, or under Tenant) shall remain in possession of the demised premises, other than such liabilities as are caused solely by the gross negligence of Landlord, (ii) any breach of, default in, or failure to perform any obligations of Tenant under this Lease, and (iii) any matters referred to in Subsections 9.4 and 19.4 hereof.

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(b) Any expenses incurred by Landlord because of Tenant's failure to observe the provisions of this Lease, including, without limiting the generality of the foregoing, those incurred under Section Six hereof, shall constitute additional rent due hereunder and shall be paid to Landlord upon demand, in lump sum, together with interest at the lesser of (a) the maximum legal allowable rate or (b) four percent (4%) per annum in excess of the then prime rate of interest being charged by Eastern Bank (or any successor thereto), from the date said expenses were incurred to the date said additional rent is paid. For the recovery of such amounts Landlord shall have the remedies provided in this Lease for nonpayment of minimum rent.

10.2 Survival of Obligations. Tenant's obligation to observe or perform the covenants and agreements in this Section Ten shall survive the expiration or other termination of this Lease.
SECTION ELEVEN
USE OF DEMISED PREMISES
                    11.1          Limitations on Use. The demised premises shall be used only for manufacturing, offices and warehousing to the extent permitted by applicable zoning laws and not in violation of any restrictions of record applicable to the demised premises and for no other purpose whatsoever. Landlord makes no representation or warranty to Tenant in respect of the legality of tenant's proposed use of the demised premises. Tenant shall, at its own expense (a) promptly execute and comply with and conform to all applicable rules, regulations, orders and requirements of any public authority, and (b) obtain and maintain all permits, licenses, certificates and franchises necessary for its use and occupation of the demised premises and for the erection and maintenance of all signs. Failure to obtain or maintain any of the same shall not excuse Tenant from its obligations under this Lease. Tenant agrees that the demised premises and their appurtenances shall not be overloaded, damaged or defaced and that no trade or occupation shall be carried on upon the demised premises, or use made thereof, which shall produce noxious odors or constitute a nuisance, or which shall be unlawful, improper, noisy or offensive, or contrary to any laws or any bylaw of the Town of Amesbury, or injurious to any person or property.

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                    11.2            Tenant's Right to Appeal. Tenant shall have the right to contest and appeal any requirements of any public authority, provided such contest is made in good faith and in compliance with applicable procedures and is diligently pursued, but in no way shall any noncompliance occur or delays be caused by any such contest or appeal which could impose any liability on or adversely affect either Landlord or the demised premises.

SECTION TWELVE
YIELDING UP
                    12.1          Surrender. Upon the expiration or earlier termination of this Lease, Tenant shall surrender and yield up peacefully and quietly to Landlord possession of the demised premises and all alterations, additions, fixtures, improvements and equipment therein, broom clean and in as good condition as they were in at the time of commencement of Tenant's initial occupancy of the demised premises, or as the demised premises may have been improved thereafter, reasonable wear and tear and damage by casualty excepted, and subject to the provisions of Sections Fourteen and Fifteen. Tenant shall have the right to remove only removable items which it is entitled to remove pursuant to this Lease and which are Tenant's own personal property. All installations, alterations, additions and improvements to or upon the demised premises, made by Tenant or any other person during the Tenant's occupancy of the demised premises, whether or not during the term of this Lease shall be deemed part of the demised premises, and upon the expiration or other termination of the term of this Lease shall be surrendered with the demised premises as a part thereof, without

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disturbance, molestation or injury (except to the extent that Landlord shall elect to have Tenant remove any such installations, alterations, additions or improvements prior to or within sixty (60) days after the later of expiration or other termination of the term hereof or the time Tenant vacates the demised premises, in which event Tenant shall so remove such installations, alterations, additions and improvements, repairing all damage caused thereby). In the event that Tenant shall fail to remove its goods and effects from and shall continue in occupancy of, the demised premises after the expiration or prior termination of this Lease, a tenancy at sufferance only shall be deemed to exist, and Tenant shall owe Landlord rent therefore at a rate equal to one hundred fifty percent (150%) of the minimum rent, additional rent and other charges in effect at expiration or prior termination of this Lease, prorated on a daily basis for each day or partial day that the Tenant continues in possession past the expiration or prior termination hereof.

                    12.2          Abandoned Property. Any personal property which shall remain on the demised premises after Tenant shall have vacated or abandoned the demised premises shall be conclusively deemed to have been abandoned, and either may be retained by Landlord as its property or may be disposed of in such manner as Landlord may see fit; provided, however, notwithstanding the foregoing, that Tenant will, upon request of Landlord made not later than thirty (30) days after the expiration or termination of the term hereof, promptly remove from the demised premises any such personal property, provided further, however, that in all events Tenant shall remove, hiring duly licensed and insured reputable contractors, any and all materials that may constitute hazardous substances or hazardous materials as defined by applicable law above, without further request of Landlord. If any part of such personal property shall be sold, Landlord may receive and retain the proceeds of such sale and apply the same, at its option, against the expenses of the sale, the cost of moving and storage, any arrearages of minimum monthly rent, additional rent or other charges payable hereunder by Tenant to Landlord, and any damages to which Landlord may be entitled under this Lease or pursuant to law.

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12.3 Survival of Obligations. Tenant's obligation to observe or perform the covenants and agreements in this Section Twelve shall survive the expiration or other termination of this Lease.
SECTION THIRTEEN
NOTICES
13.1 Notice Procedure. All notices required to be given or delivered by either party to the other shall be delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by reputable national overnight courier who provides a receipt against delivery, addressed to the other party at its usual place of business which shall be:
If to Landlord:                          Howard J. Doane, Jr., Trustee of HD Realty Trust - 1993
                                                56 Whitehall Road
                                                Amesbury, MA 01913

If to Tenant:                              Titan PCB East, Inc.
                                                1855 Norman Avenue
                                                Santa Clara, California 95054

unless notice of a different address to which notices shall be delivered or mailed shall have been given one to the other in the manner herein provided at least ten (10) days before the effective date thereof. Notices to Landlord shall also be sent to Eastern Bank, 265 Franklin Street, Boston, Massachusetts 02110, to the attention of Mr. John Farmer, Vice President.

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                    13.2 Notice to Mortgagee. After receiving written notice from any person, firm or other entity that it holds a Mortgage which includes as part of the mortgaged premises the demised premises, Tenant shall, so long as such Mortgage is outstanding, be required to give to such holder the same notice as is required to be given to Landlord under the terms of this Lease; but such notice may be given by Tenant to Landlord and such holder concurrently.

SECTION FOURTEEN
CONDEMNATION
                    14.1          Complete Taking. If title to the whole or substantially all of the demised premises shall be taken as a result of the exercise of the power of eminent domain or by agreement between Landlord and those authorized to exercise such power (a "complete taking"), the term of this Lease and all right, title and interest of Tenant hereunder, subject only to Tenant's rights under this Section Fourteen, shall terminate on the date of vesting of title pursuant to such taking or agreement, and all rent shall be apportioned and paid to the date thereof. For the purposes of this section, a "complete taking" shall be deemed to have occurred if a taking shall (a) include fifty percent (50%) or more of the total floor area of the buildings on the demised premises, or (b) include seventy-five percent (75%) or more of the land area of the demised premises.

                    14.2          Partial Taking. If title to any portion of the demised premises shall be so taken which shall be less than a complete taking (a "partial taking"), Landlord shall be entitled to and shall receive the total award made in such proceeding, including interest thereon, if any, and the rent and other terms of this Lease shall not be reduced or affected in any way. Subject to the rights of Mortgagee, Tenant, at its sole expense, shall proceed to restore, repair, replace or rebuild the remaining part of the demised premises as nearly as possible to the condition they were in immediately prior to such taking, to the extent that the same shall be feasible. The obligation of Tenant to make such restoration, repairs,

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replacements, or rebuilding shall be conditioned upon the payment to Tenant (or agreement to pay subject to conditions referred to in the next sentence) of the net amount of such award including interest thereon, if any, after deducting (a) the fair value of the land so taken, and (b) all expenses incurred by Landlord in connection with such proceeding. Such payment may be made in installments subject to customary applications with respect to the cost of the work as said cost shall be certified to Landlord or Mortgagee(s), and/or by the architect or contractor in charge of the work who shall be approved in writing by the Landlord and such Mortgagee(s), which approval shall not be unreasonably withheld. The excess of any such award over the cost of such restoration, repairs, replacements or rebuilding shall belong to Landlord, and the cost of such restoration, repairs, replacements or rebuilding in excess of any such award shall be borne by Tenant.

                     14.3          Damages. If a complete taking shall occur during the original or any extended term of this Lease, Landlord reserves to itself and Tenant hereby assigns to Landlord all rights to damages accruing on account of any such taking. Nothing in the preceding sentence shall prohibit Tenant from applying to the taking authority for any separate award to which Tenant may be lawfully entitled, provided that such award shall not reduce the amount of Landlord' s award.

SECTION FIFTEEN
DAMAGE OR DESTRUCTION
                    15.1          Tenant's Duty to Repair. Tenant covenants and agrees that in case of damage to or destruction of the demised premises or any part thereof by fire or other casualty, Tenant, at its sole cost and expense, shall proceed to restore, repair, replace or rebuild the same as nearly as possible to the condition they were in immediately prior to such damage or destruction, and any such restoration, repairs, replacements or rebuilding shall be commenced promptly and prosecuted with reasonable diligence.

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                    15.2          Application of Insurance Proceeds. Subject to the rights of Mortgagee, the obligations of Tenant under Subsection 15.1 hereof are subject to the condition that all insurance money recovered by Landlord and any Mortgagee(s) on account of such damage or destruction shall be applied by Landlord and such Mortgagee to the payment of the cost of the aforesaid restoration, repairs, replacements or rebuilding. The payment of such insurance proceeds may at the election of Landlord and/or such Mortgagee(s) be paid to Tenant from time to time for application to the cost of the work as said cost shall be certified to Landlord and/or such mortgagee(s) by an architect or contractor in charge of the work who shall be approved in writing by Landlord and such Mortgagee(s), which approval shall not be unreasonably withheld; provided, however, that the balance of insurance proceeds shall not thereby be reduced below the amount which shall be specified in such architect's certificate or such contractor's requisitions as the amount required to complete the restoration. Upon receipt by Landlord and such Mortgagee(s) of satisfactory evidence that the restoration has been completed and paid for in full, and that there are no liens, encumbrances or other charges on the demised premises or any part thereof, any balance of the insurance proceeds at the time held by Landlord or such holder or holders shall be paid to Tenant (subject to the rights of Mortgagee).

                    15.3          Abatement of Rent. Tenant's obligation to make payment of the rent and to perform all other covenants and agreements hereunder shall not be affected by any such damage or destruction of any building on the demised premises by fire or otherwise.

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SECTION SIXTEEN
LANDLORD'S REMEDIES
                    16.1          Landlord's Right to Cure. If Tenant shall default in the performance or observance of any agreement or condition in the Lease contained on its part to be performed or observed, other than in the payment of any minimum monthly rent, additional rent, or other charges, Landlord, after written notice by Landlord to Tenant specifying the nature of the default and upon the expiration of thirty (30) days after the delivery of said notice unless the default cannot reasonably be cured within said thirty (30) days due to causes beyond Tenant's control, then upon failure of Tenant to commence to cure said default within a reasonable time after the delivery of said notice, and prosecute the curing of said default to completion with due diligence may, at its option, but without obligation to do so, cure any such default for the account of Tenant and any amount and any expense paid by Landlord in so doing with interest thereon at the rate per annum of four percent above the "prime rate" of Eastern Bank (or any successor thereto) shall be charged by Landlord as additional rent and added to the installment or installments of rent thereafter accruing and Tenant agrees to pay such additional rent to Landlord on demand, and for recovery of which Landlord shall have the remedies provided in this Lease for nonpayment of minimum rent. Notwithstanding the foregoing, Landlord may cure any such default prior to the expiration of the waiting period after such notice to Tenant, if the curing of such default is reasonably necessary to protect the demised premises or Landlord's interest therein or to prevent injury or damage to persons or property. All of the rights and remedies given to Landlord in this Lease or by law or equity shall be cumulative and concurrent. The failure of Landlord to insist in anyone or more cases upon the strict performance of any of the covenants of this Lease, or to exercise any option herein contained, shall not be construed as a waiver or relinquishment for the future of such covenant or option.

SECTION SEVENTEEN
DEFAULT
17.1 Conditions of Limitation. This Lease is subject to the limitation that each of the following shall constitute an event of default:
(a) if Tenant shall default in the payment of the minimum monthly rent; or
                                     (b) if Tenant shall default in the payment of any additional rent or other charge payable hereunder by Tenant to Landlord on any date upon which the same becomes due, and such default shall continue for fifteen (15) days; or

                                     (c) if Tenant makes any assignment for the benefit of creditors, or if Tenant files a petition under any bankruptcy or insolvency law; or if such a petition is filed against Tenant and is not dismissed within thirty (30) days; or if a receiver or similar officer becomes entitled to Tenant's leasehold hereunder and it is not returned to Tenant within thirty (30) days; or if such leasehold is taken on execution or other process of law in any action against Tenant; or if Tenant shall desert or abandon the demised premises or the same shall become, or shall appear to have become, vacant; or any event shall occur or any contingency shall arise whereby this Lease, or the term and estate hereby created, or possession of the demised premises would (by operation of law or otherwise) devolve upon or pass to any person, firm, corporation or entity other than Tenant; or

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                                     (d) if Tenant shall do anything or permit anything to be done, whether by action or inaction, contrary to any covenant, agreement, term, provision or condition of this Lease on the part of Tenant to be kept, observed or performed [other than a default of the character referred to in subparagraphs (a), (b) or (c) above], and if such situation shall continue and shall not be remedied by Tenant within thirty (30) days after Landlord shall have given to Tenant a written notice specifying the same, or, in the case of such a situation which for causes beyond Tenant's control cannot with due diligence be cured within said period of thirty (30) days, if Tenant (i) shall not, promptly upon the giving of such notice, advise Landlord in writing of Tenant's intention to duly institute all steps necessary to remedy such situation, (ii) shall not duly institute and thereafter diligently prosecute to completion all steps necessary to remedy the same, or (iii) shall not remedy he same within a reasonable time after the date of the giving of said notice by Landlord; then, upon the occurrence of any of the foregoing events of default, Landlord may give to Tenant a notice of intention to end the term of this Lease at the expiration of three (3) days from the date of the giving of such notice, and, in the event such notice is given, this Lease and the term and estate hereby granted shall terminate upon the expiration of said three (3) days with the same effect as if that day were the date hereinbefore set for the expiration of the term of this Lease.

                    17.2          Right of Entry. If Tenant shall default in the payment of any rent or any installment thereof or any other charge payable hereunder by Tenant to Landlord on any date upon which the same becomes due, and if such default shall continue beyond any period of grace specified herein, or if this Lease shall terminate as in Subsection 17.1 hereof provided, Landlord or Landlord's agents and servants may immediately or at any time thereafter re-enter upon the demised premises, or any part thereof, in the name of the whole, either by summary process proceedings or by any suitable action or proceeding at law, or by force or otherwise, without being liable to indictment, prosecution or damages therefor, and may repossess the same, and, may remove any persons therefrom, without prejudice to any remedies which might otherwise be used for arrears of rent. In the event of any termination of this Lease under the provisions of Subsection 17.1 hereof or if Landlord shall re-enter the demised premises under the provisions of this Section 17.2 or in the event of the termination of this Lease (or of re-entry) by or under any summary process or other proceeding or action or any provision of law, Tenant shall thereupon pay to Landlord the minimum monthly rent, additional rent and any other charge payable hereunder by Tenant to Landlord up to the time of such termination of this Lease, or of such recovery of possession of the demised premises by Landlord, as the case may be.

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SECTION EIGHTEEN
DAMAGES
                    18.1          Damages in the Event of Termination. In the event of any termination of this Lease under the provisions of Subsection 17.1 hereof or if Landlord shall re-enter the demised premises under the provisions of Subsection 17.2 hereof or in the event of the termination of this Lease (or of re-entry) by or under any summary process or other proceeding or action or any provision of law, Tenant will pay to Landlord as liquidated current damages sums equal to the aggregate of the minimum monthly rent and the additional rent which would have been payable by Tenant had this Lease not so terminated, or had Landlord not so re-entered the demised premises, payable upon the due dates therefor specified herein following such termination or such re-entry and until the date hereinbefore set for the expiration of the then current term; provided, however, that if Landlord shall re-let the demised premises during said period, Landlord shall credit Tenant with the net rents received by Landlord from such re-letting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such re-letting the expenses incurred or paid by Landlord in terminating this Lease or of re-entering the demised premises and of securing possession thereof, as well as the expenses of re-letting, including brokers' commissions and all other expenses properly chargeable in connection with such re-letting.

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SECTION NINETEEN
MISCELLANEOUS
                      19.1          Non-Interference with Landlord's Entry and Repairs. Landlord reserves the right, and without liability to Tenant for any compensation or reduction of rent by reason of inconveniences or annoyance or for loss of business arising therefrom, to enter the demised premises for any of the purposes in this Lease authorized, or for repairing the demised premises however the necessity may occur. In case Landlord is prevented or delayed from making any repairs, or performing any other covenant or duty to be performed on Landlord's part, by reason of any cause reasonably beyond Landlord's control, Landlord shall not be liable to Tenant therefor, nor shall Tenant be entitled to any abatement or reduction of rent by reason thereof, nor shall the same give rise to a claim in Tenant's favor that such failure constitutes actual or constructive eviction from the demised premises or any part thereof, provided, however, no duty or obligation of Landlord shall be implied by reason of any rights of access set forth in this Section 19 or elsewhere in this Lease.

                    19.2          Reasonable Right of Entry by Landlord. Tenant agrees to permit Landlord and Landlord's agents to examine the demised premises at reasonable times during working hours and, if Landlord shall so elect, to make any repairs or replacements Landlord may deem necessary, and to show the demised premises to prospective purchasers and mortgagees at reasonable times during working hours and to prospective tenants. Under emergency circumstances, Landlord shall have the right of entry at any time.

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                    19.3          Restrictions on Floor Load. etc. Tenant covenants and agrees not to place a load upon the demised premises exceeding the live load for which the floors have been designed; and not to move any safe, vault or other heavy equipment in, about or out of the demised premises except at Tenant's expense and in such manner and at such time as Landlord shall in each instance authorize.

                    19.4          Property Damage. Tenant covenants and agrees that all equipment, furniture, fixtures, leasehold improvements and property of every kind, nature and description of Tenant or Tenant's employees, agents, contractors, invitees, customers, visitors or guests which may be in or upon the demised premises, or on the sidewalks, parking areas and approaches adjacent thereto, shall be at the sole risk and hazard of Tenant, and that if the whole or any part thereof shall be damaged, destroyed, stolen or removed by reason of any cause or reason whatsoever including leakage of water, whether or not attributable in whole or in part to negligence of Landlord, no part of said damage or loss shall be charged to or borne by Landlord.

                    19.5          Tenant Payment of Personal Property Taxes. Tenant covenants and agrees to pay promptly when due all taxes which may be imposed upon personal property (including, without limitation, fixtures and equipment) in the demised premises to whomever assessed.

                    19.6          Limitation on Landlord's Liability. etc. Neither Landlord nor any individual or entity affiliated with Landlord shall be personally liable for any obligations to Tenant or anyone claiming by, through, or under Tenant, and Tenant shall look solely to Landlord's interest in the demised premises (but no other assets) in pursuit of any claims or remedies.

                    19.7          Financial Statements. Tenant shall provide to Landlord on request financial statements and such other information as may be requested by any Mortgagee.

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                    19.8          Estoppel Certificates. Within ten (10) business days after receipt of a request from Landlord or Tenant, the other party agrees to deliver to any perspective purchaser or other person specified in the request an estoppel certificate in such form as the purchaser, Mortgagee or other person may reasonably request. Each estoppel certificate will be (i) signed by a duly authorized representative of Tenant or Landlord as the case may be, (ii) delivered without charge to the party requesting it, and (iii) binding as to its contents on Tenant or Landlord as the case may be.

19.9 Rules of Construction. It is expressly agreed between the parties hereto that:
(a) Unless the context otherwise provides it shall not be necessary that Landlord demand the performance of this Lease by Tenant.
                                     (b) Any rule of law or equity to the contrary notwithstanding, time shall be construed to be of the essence hereof wherever any act hereunder is required to be done at a certain time or within a prescribed period of time.

(c) This Lease and any exhibits or memoranda attached hereto set forth all the promises, agreements, conditions and understandings, either oral or written, between the Landlord and Tenant.
                                     (d) No subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and executed by Landlord and Tenant.

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                                     (e) The marginal headings preceding the text of the several sections and subsections hereby are inserted solely for the convenience of reference and shall not constitute a part of this Lease nor shall they affect its meaning, construction or effect.

                                     (f) If, in any respect, any provision of this Lease, in whole or in part, shall prove to be invalid for any reason, such invalidity shall only effect the part of such provision which shall be invalid and in all other respects this Lease shall stand as if such invalid provision had not been made, and it shall fail to the extent, and only to the extent, of such invalid provision, and no other portion or provision of this Lease shall be invalidated, impaired or effected thereby.

                                     (g) Landlord and Tenant shall cooperate with each other to the extent necessary to permit either, under and subject to the terms of the Lease, to carry out any obligation or take any authorized action in the name of the other.

                                     (h) Unless the context otherwise requires, the term "rent" shall mean and include the minimum monthly rent and all additional rent and other charges for recovery of which Landlord shall have the remedies provided in this Lease for nonpayment of minimum rent.

                                     (i) Whenever in this Lease, nouns or pronouns are used in the masculine, they shall be read and construed in the feminine or neuter whenever they would so apply, and wherever in this Lease, words, including pronouns, are used in the singular or plural, they shall be read and construed in the plural or singular, respectively, wherever they would so apply.

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                    19.10          Waiver. No waiver or failure to complain of any act or omission by either party of any of the terms, covenants, provisions, and conditions required by this Lease, and no waiver of any legal or equitable relief or remedy shall be implied by the failure of either party to assert any of its rights, or to declare any forfeiture or for any other reason, and no waiver of any of said terms, provisions, and covenants shall be valid unless it shall be in writing signed by both parties hereto.

19.11 Governing Law. This Lease shall be governed by the laws (without reference to choice of law rules) of the Commonwealth of Massachusetts.
                    19.12          Guaranty. This Lease is guaranteed by that certain written Guaranty of even date and executed by Ventures-National, Inc. in favor of Landlord as security for the performance of all obligations by Tenant under this Lease. Tenant acknowledges that both the Lease and the Guaranty constitute collateral under two certain Collateral Assignments of Leases and Rents by Tenant to Eastern Bank each dated May 13, 1999, and recorded with the Essex South District Registry of Deeds in Book 15671, Page 539 and Book 15671, Page 568, respectively.

                    19.13          Covenants. Each party's covenants and duties set forth in this Lease shall be deemed independent of the others, and enforceable in accordance with their terms, the failure of the other to perform or observe its duties and covenants notwithstanding.

SECTION TWENTY
OPTION TO PURCHASE
                    20.1           Tenant has the option to purchase the demised premises (the "Option") upon the terms and condition set forth below:

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                                      (a)     The Option is exercisable by written notice (in accordance with section 13.1 of this Lease) given by Tenant to Landlord (the "Exercise Notice") and the closing shall occur on a date and at a time set forth in the Exercise Notice (the "Closing"), provided that Tenant is not then in default under this Lease. The Closing shall be no sooner fifteen (15) days or later than thirty (30) days after the date of the Exercise Notice, but in no event later than June 30, 2004, unless extended as provided in 20.1(d) below. The Closing shall occur at the Essex South District Registry of Deeds.

(b) The purchase price for the demised premises shall be $2,000,000 plus the balance due (but not to exceed $190,000) to SBA re loan (#1450643009) to EMC and secured by Doane assets.
                                      (c) If the Option is exercised, the demised premises shall be conveyed by a good and sufficient deed in appropriate form running from Landlord to Tenant at the Closing (the "Deed"). The Deed will convey good and clear record and marketable title to the demised premises subject only to (i) provisions of existing building and zoning laws, (ii) real estate taxes for the then current fiscal year as are not due and payable on the date of the delivery of the Deed, (iii) any liens for municipal betterments assessed after the date of the Exercise Notice, and (iv) easements, restrictions and reservations of record, if any, so long as the same do not prohibit or materially interfere with the current use of the demised premises. Tenant shall pay for and provide its own title certificate and owner's and lender's title insurance policies, if any. Tenant shall also pay the recording costs associated with the recording of the Deed and for any documents not required to be paid for by Landlord. Landlord shall pay for the tax stamps and the recording costs of any instrument necessary to be recorded in order to comply with the title provisions of this paragraph. The purchase price shall be paid at the closing in cash, or by bank cashier's check payable to Landlord or by wire transfer to Landlord' s account. All real estates taxes, water and sewer charges, minimum and additional rent and fuel costs and all other charges due under the Lease shall be paid by Tenant prior to the Closing.

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                                      (d) Full possession of the demised premises, except for Tenant, is to be delivered at the Closing. If Landlord shall be unable to give title or to make conveyance, or to deliver possession of the demised premises, all as herein provided, or if at the Closing the demised premises do not conform with the provisions hereof, then Landlord shall use reasonable efforts to remove any defects in title, or to deliver possession as provided herein, or to make the demised premises conform to the provisions hereof, as the case may be, in which event Landlord shall give written notice thereof to Tenant at or before the Closing, and thereupon the time for performance shall be extended for a period of thirty (30) days, but in no event later than July 30, 2004, provided that Landlord is not obligated to spend more than $1,000.00 to remove defects in title or make the demised premises conform. If at the expiration of the extended time, Landlord shall have failed to so remove any defects in title, deliver possession, or make the demised premises conform, then Tenant may terminate its exercise of the Option. Tenant shall have the election, at either the original or any extended time for performance, to accept such title as Landlord can deliver to the demised premises in their then condition and to pay therefore the purchase price without reduction, in which case Landlord shall convey such title.

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                                      (e) Notwithstanding any provision of this Lease to the contrary, if any damage occurs to the demised premises from any cause whatsoever after the date of the Exercise Notice and prior to the Closing, Tenant shall fulfill its obligation to purchase the demised premises without a reduction in the purchase price.

                                      (f) To enable Landlord to make conveyance as herein provided, Landlord may, at the Closing, use the purchase money or any portion thereof to clear the title of any encumbrances or interests, provided that all instruments so procured are recorded within a reasonable amount of time after delivery of the Deed.

(g) If Tenant terminates its exercise of the Option for any reason, or if the Option shall lapse for any reason, then the term of this Lease shall promptly terminate.
SECTION TWENTY ONE
RIGHT OF FIRST REFUSAL
                    In consideration of this Lease of the demised premises, Landlord hereby grants to the said Tenant a Right of First Refusal in the event that Landlord decides to sell the premises during the term of this Lease. Landlord agrees that, if it decides to sell said premises, it will provide Tenant with written notice of the proposed sale together with a copy of an executed Purchase and Sale Agreement executed by Landlord and the proposed buyer, setting forth the terms of the proposed sale and further setting forth the fact that said proposed sale is specifically subject to the exercise by Tenant of its Right of First Refusal.

                     Upon receipt of the written documentation described above, Tenant shall have seven (7) days in which to send written notice of its decision to exercise its right to purchase the premises and, if it decides to do so then it shall have an additional twenty-one (21) days in which to close on the purchase of the premises.

                     Tenant understands that this Right of First Refusal will not be recorded at the Registry of Deeds at any time. It is specifically intended that this Right of First Refusal be limited to Tenant only and not extend to its successors or assigns.

All notices required to be given or delivered by either party shall be completed in accordance with section 13.1 of this Lease.
IN WITNESS WHEREOF, the respective parties hereto have caused these presents to be signed and sealed in duplicate on the day and year first above written.
Landlord: /s/ Howard J. Doane, Jr. Howard J. Doane, Jr. Trustee of HD Realty Trust Tenant TITAN PCB EAST, INC. /s/ Kenneth L. Shirley By: Kenneth L. Shirley Its: President and CEO

EXHIBIT A

Legal Description of Property

Parcel I - One Industrial Way:

The land in Amesbury, being shown as Lot 9A on a plan entitled "Plan of Land in Amesbury, Mass., County of Essex, for Amesbury Industrial Foundation Incorporated, Scale 1" = 40', August 2, 1983", said plan being recorded in the Essex South District Registry of Deeds and said lot being more particularly bounded and described as follows:

Beginning at a point on Monroe Street and at land, now or formerly of Leslie Peake; thence running along Monroe Street and Industrial Way on an arc with a radius of25 feet for a distance of 39.73 feet to a drill hole; thence running along Industrial Way on an arc with a radius of 507.67 feet for a distance of 144.43 feet to a drill hole; thence running

          SOUTH 19(degrees) 4' 35" East along Industrial Way 268.00 feet to a drill hole at Lot 9B as shown on said plan; thence turning and running

          SOUTH 70(degrees) 55' 25" West along Lot 9B, 190.14 feet to a drill hole at land now or formerly of Raymond E. and Paulette Doucette; thence turning and running

          NORTH 6(degrees) 21' 35" West along land now or formerly of Doucette 54.72 feet to a drill hole; thence turning and running

          SOUTH 82(degrees) 51' 10" West along land now or formerly of Doucette 55 feet to a drill hole at land now or formerly of June Ross; thence turning and running

          NORTH 23(degrees) 17' 25" West along land now or formerly of June Ross 94.50 feet to a drill hole; thence turning and running

          SOUTH 88(degrees) 46' 50" East along land now or formerly of Donald and Nancy Guarente 25 feet to a drill hole; thence turning and running

          NORTH 8(degrees) 5' 15" East along land now or formerly of Guarente 100 feet to a drill hole; thence turning and running

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          NORTH 51(degrees) 57' 15" East along land now or formerly of Leslie Peake 145 feet to a drill hole; thence running

          NORTH 53(degrees) 01' 35" East along land now or formerly of Peake 25 feet to a drill hole; thence turning and running

          NORTH 36(degrees) 58' 25" West along land now or formerly of Peake 140 feet to the point and place of beginning.

          Lot 9A contains 57,033 square feet more or less, according to said plan

Parcel II -Two Industrial Way

(a) A certain parcel of land on the Easterly side of Industrial Way and the Southerly side of Monroe Street in Amesbury, Essex County, Massachusetts, being shown as Lot 1 on a plan entitled "Subdivision Plan, Amesbury Industrial Park in Amesbury, Massachusetts, prepared for Amesbury Industrial Foundation, Incorporated, Amesbury, Massachusetts, Scale 1" = 100', August 31, 1981, Revised October 6, 1981, Davis, Benoit and Tessier, Inc." Said plan being recorded in Essex South District Registry of Deeds Plan Book 170, Plan 34.

          Beginning at a point on the Southerly side of Monroe Street and land now or formerly of LeBlanc; thence running

          SOUTH 42(degrees) 13' 14" East along said land of LeBlanc, 111.69 feet to a point; thence turning and running

          NORTH 48(degrees) 17' 35" East along said LeBlanc Land, 74.00 feet to a point at land now or formerly of Philip D. White; thence turning and running

          SOUTH 42(degrees) 47' 10" East along land now or formerly of Philip D. White, 186.18 feet to a drill hole; thence running

          SOUTH 45(degrees) 02' 15" East along land now or formerly of Cargocaire Engineering Corp., 21.82 feet to a drill hole; thence running

          SOUTH 42(degrees) 50' 55" East along land now or formerly of Cargocaire Engineering Corp., 168.41 feet to a point at Lot 2 as shown on said plan; thence turning and running

          SOUTH 70(degrees) 55' 25" West along said Lot 2,332.32 feet to a point on the Easterly side of Industrial Way; thence turning and running

          NORTH 19(degrees) 04' 35" West along the Easterly side of Industrial Way, 209.00 feet to a stone bound; thence running on a curve with a radius of 567.67 feet along the Easterly side of Industrial Way for a distance of 161.50 feet to a stone bound; thence running on a curve with a

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radius of 25.00 feet along the Easterly side of Industrial Way and the Southerly side of Monroe Street for a distance of 39.73 feet to a stone bound; thence running on a curve with a radius of

3,000 feet along the Southerly side of Monroe Street for a distance of 75.67 feet to the point and place of beginning.

          Said lot contains 2.168 acres, more or less, according to said plan

          The granted premises are also shown as Lot 1 on a plan entitled "Subdivision Plan, Amesbury Industrial Park in Amesbury, Mass., Prepared for Industrial Foundations:, dated May 28, 1979, Rev. August, 1979, by Davis, Benoit & Tessier, Inc., H. Tracy Davis, Reg. Land Surveyor, recorded with Essex South District Registry of Deeds in Plan Book 160, Plan 46, and re-recorded in Plan Book 163, Plan 88

(b) The land in said Amesbury, Essex County, Massachusetts, being Lot 2 on Subdivision Plan of Amesbury Industrial Park, dated May 28,1979 (Rev. Aug. 1979) recorded with Essex South Registry of Deeds in Plan Book 160, Plan 46, and re-recorded in Plan Book 163, Plan 88

          Containing 2.478 acres, according to said plan

EXHIBIT B

The tenant, Titan PCB East, Inc. ("Titan"), would like to propose the following terms to Eastern Bank ("Eastern") of a 5-year lease:

For the fiscal quarter March 2004  - May 2004 - $18,000/mth with no taxes/water/sewer amortization since we have paid our taxes thru June 30, 2004.

For the fiscal quarter June 2004 - August 2004 - $26,000/mth which would include $7,500/month towards taxes/water/sewer).

For the fiscal quarter September 2004 - November 2004 - $26,500/mth which would include $7,500/month towards taxes/water/sewer).

For the fiscal quarter December 2004 - February 2005 - $27,000/mth which would include $7,500/month towards taxes/water/sewer).

For the fiscal quarter March 2005 - May 2005 - $27,500/mth which would include $7,500/month towards taxes/water/sewer)

For the fiscal quarter June 2005 - August 2005 - $28,000/mth which would include $7,500/month towards taxes/water/sewer).

For the fiscal quarter September 2005 - November 2005 - $28,500/mth which would include $7,500/month towards taxes/water/sewer).

For the fiscal quarter December 2005 - February 2006 - $29,000/mth which would include $7,500/month towards taxes/water/sewer).

For the fiscal quarter March 2006 - May 2006 - $29,500/mth which would include $7,500/month towards taxes/water/sewer).

For the fiscal quarter June 2006 - August 2006 - $30,000/mth which would include $7,500/month towards taxes/water/sewer).

For the fiscal quarter September 2006 - November 2007 - $30,500/mth which would include $7,500/month towards taxes/water/sewer).

For the fiscal quarter December 2007 - February 2008 - $31,000/mth which would include $7,500/month towards taxes/water/sewer).

For the fiscal quarter March 2008 - May 2008 - $31,500/mth which would include $7,500/month towards taxes/water/sewer).

For the fiscal quarter June 2008 - August 2008 - $32,000/mth which would include $7,500/month towards taxes/water/sewer).

For the fiscal quarter September 2008 - November 2008 - $32,500/mth which would include $7,500/month towards taxes/water/sewer).

For the fiscal quarter December 2008 - March 2009 - $32,500/mth which would include $7,500/month towards taxes/water/sewer).

EXHIBIT C INVENTORY OF HAZARDOUS MATERIALS